Exhibit 10.14

SEPARATION AGREEMENT

between

Rayovac Europe GmbH

represented by its shareholder, Spectrum Brands Europe GmbH

- hereinafter referred to as the “Company” -

and

Mr Remy Burel

- hereinafter referred to as “Mr Burel” -

1.	TERMINATION

1.1	The Company and Mr Burel agree that the employment relationship existing between them based on the Registered Director’s Agreement dated 24 March 2005 (as amended, the “Service Agreement”) ends upon the expiry of 31 January 2008 (the “Agreement” and the “Termination Date”).

1.2	This termination shall extend to all, if any, employment agreements Mr Burel may have with any associated company, the Company acting also on behalf of those entities.

2.	RETIREMENT FROM ALL FORMS OF OFFICE

2.1	Mr Burel shall resign from his office as registered director of the Company on or before 31 January 2008, as requested by the Company.

2.2	Mr Burel likewise shall retire from his office as registered director in any subsidiaries or associated companies of the Company on or before 31 January 2008, as requested by the Company.

2.3	Mr Burel shall resign from his office in supervisory bodies, organisations and associations, if any, held by him on the basis of his position as registered director of the Company and will endeavour to ensure that a representative named to him by the Company can take over his respective office. He shall in particular resign from the position as President, Europe & Rest of World of Spectrum Brands, Inc., as requested by the Company, at the latest by 31 January 2008.

3.	RELEASE FROM WORK

Mr Burel is released from all work duties with effect from 26 July 2007 until the end of the Service Agreement. Notwithstanding this, Mr. Burel will continue to serve as a director of the Company and be available to act as signatory on Company matters until 31 August 2007. He shall, up to the Termination Date, and subject to the restrictions pursuant to Sections 10, 11 and 12 of the Registered Director’s Agreement, which remain unaffected, be free to utilise his working capacity as he chooses. The release is initially irrevocable and the time of release set off against all holiday entitlements and claims for paid leave, if any, thereafter the release is revocable.

4.	FINANCIAL ARRANGEMENTS

4.1	The Company shall continue to pay Mr Burel his contractually agreed Fixed Salary in the amount of EUR 31,250 gross per month, pursuant to Section 5.1 of the Service Agreement until the Termination Date.

4.2	The Company shall pay Mr Burel a Bonus pursuant to Section 5.2 of the Service Agreement for the fiscal year 2007, if any, based upon the actual 2007 fiscal year performance of the Company and determined in accordance with the terms of the Spectrum Brands Management Incentive Plan. The Company will provide Mr Burel with all business and financial figures which are basis for the calculation of the amount of his Bonus. This Bonus is due for payment no later than 31 December 2007. The parties agree that there shall be no further claim for any Bonus payment with the exception of the regulation in Section 4.3.

4.3	Mr Burel is further entitled to a Bonus for the fiscal year 2008, pro rata temporis and according to the respective bonus plan, in an amount equal to one-third of the annual earned amount, upon the Company meeting the fiscal year performance measures as determined by the Board of Directors. The Company will provide Mr Burel also with the business and financial figures which are basis for the calculation of his bonus entitlements for the fiscal year 2008. Payment, if any, shall be made no later than 31 December 2008.

4.4	As compensation for the loss of his job pursuant to Section 14.7 (i) of the Service Agreement (the “Severance”), the Company shall pay Mr Burel a gross amount of triple the sum of Mr Burel’s annual Fixed Salary (in total EUR 1,125,000.00, in words: one million one-hundred-twenty-five-thousand Euro) and a gross amount of triple the sum of the Bonus for the fiscal year 2007 paid under Section 4.2 of this Agreement. The Severance will be paid subject to the deduction of all sums required to be deducted under German law.

The Severance will be paid out in 12 equal installments. These installments fall due for payment at the end of each month, beginning in the month following the Termination Date. The parties agree that these payments fulfil the requirements pursuant to Sections 11, 12 and 14.7 (iv) of the Service Agreement.

4.5	According to Section 14.7 (ii) of the Service Agreement, Mr Burel is entitled to continuous payment of social security contributions for a period of 24 months following the last day of employment. For replacement of this contractual obligation of the Company, the Company pays to Mr Burel a lump sum of EUR 22,000.00 gross. This amount shall become due at the end of the last month of employment.

4.6	The parties agree that Mr Burel has a vested entitlement to the company pension granted to him. The company pension shall be calculated and payable according to the provisions of the pension commitment dated 22 May 1991, as amended.

4.7	The parties agree that with the fulfillment of the payments referred to under Section 4 of this Agreement all financial entitlements of Mr Burel shall be settled. Section 5 of this Agreement remains unaffected.

5.	STOCK OPTIONS, RESTRICTED STOCK

5.1	Mr Burel’s outstanding stock options as well as restricted stock are subject to the terms and conditions of the relevant incentive plan (the “Plan”) under which they were granted, as applicable from time to time. They will become vested and exercisable in accordance with and on those dates as set forth in the Plan. In particular, all unvested options are cancelled on the Termination Date and all vested options are exercisable for a period of one year from the Termination Date.

5.2	All unlapsed restricted stock, either time-based or performance-based, shall vest according to schedule through 31 January 2008, insofar as performance-based shares will vest only upon the Company meeting the fiscal year performance measures as determined by the Board of Directors. All other restricted stock shall be forfeited at the Termination Date, including the Super Bonus Plan grant, with the exception of the performance shares granted on 2 October 2006, which will continue to vest, in accordance with the provisions of the grant and dependent upon the extent earned. Pursuant to Section 5.3 (i) of the Service Agreement restrictions on Restricted Shares shall lapse on a change in control of the Company if this change in control (as defined in the “Plan”) takes place before the Termination Date.

5.3	Mr Burel will not be eligible for any additional grants under any applicable stock option or equity compensation plan.

6.	COMPANY CAR

6.1	The company car that has been made available to Mr Burel shall remain at his disposal for private use until the Termination Date. Other than that, the Company’s car rules and Section 6.1 of the Service Agreement remain unaffected.

6.2	Mr Burel shall return the company car that has been made available to him, including all accessories, keys and car papers, to the Company at the latest on the Termination Date. The assertion of any counterclaims or a right of retention by Mr Burel is excluded.

7.	OUTSTANDING EXPENSES

Mr Burel shall as soon as possible, no later than 31 August 2007, submit an expense report for expenses incurred by him for reimbursement by the Company. After such day, any claims for reimbursement shall expire.

8.	DUTY OF CONFIDENTIALITY, POST-CONTRACTUAL NON-COMPETE-OBLIGATION, NON-SOLICITATION COVENANT, CONTRACTUAL PENALTY

8.1	The provisions set forth in Sections 10, 11, 12 and 13 of the Service Agreement continue to exist in full after the end of the employment relationship.

8.2	Mr Burel in particular undertakes to observe the strictest confidentiality in respect of all confidential or business matters of the Company, any affiliated enterprise or third party, including customers and other contractual partners of the Company, of which he has acquired knowledge in the course of his work for the Company, regardless of how he acquired this knowledge.

8.3	The term “confidential or business matters of the Company” relates, inter alia, to business and operational secrets as well as to all knowledge and information relating to business, operations, organisation and technology which are not to be disclosed at the request of or pursuant to the interests of the Company or an affiliated enterprise, or must not be made public in light of the nature of the information.

8.4	“Confidential or business matters of the Company” do not comprise information

•	that at the date the information is abandoned has been publicly known or become accessible without this being a breach of the employment contract;

•	Mr Burel has demonstrably known before this information has been made public by the Company; or

•	where the publication has explicitly been allowed in writing to Mr Burel by the Company.

8.5	Mr Burel undertakes to keep the content of this Agreement, in particular concerning the financial arrangements, confidential vis-à-vis third parties unless he is legally obliged to disclose it or disclosure is necessary for tax or social security insurance related reasons or to reserve rights in courts or unless Mr Burel is otherwise justified by a legitimate interest.

9.	RETURN OF COMPANY PROPERTY

9.1	Mr Burel shall return to the Company at its request, at the latest on the Termination Date, all items, documents and data which belong to the Company, and which are directly or indirectly in his possession, in particular including keys, books, credit cards, computer hardware or software, disks, printouts and copies of data files, Blackberry, mobile telephone, SIM cards, including reproductions and copies whether in a physical or electronic form.

9.2	Mr Burel shall be obliged to copy all data and programmes stored on any computer used by him privately or assigned to him with regard to and on account of his activities for the Company. He shall make such copies available to the Company on data carriers and subsequently delete all the original data and programmes on the computers in question.

9.3	If requested to do so by the Company, Mr Burel undertakes to provide the Company with a written statement confirming that all such items have been returned and that he no longer possesses any of the previously described data.

9.4	The assertion of any counterclaims or a right of retention by Mr Burel is excluded.

9.5	Section 5 of this Agreement remains unaffected.

10.	REFERENCE

Mr Burel shall receive a favourable and qualified reference concerning his activities with the Company.

11.	SETTLEMENT OF CLAIMS

The parties hereby agree that upon the fulfillment of all obligations herein, all mutual claims of the parties under the Service Agreement and the termination thereof and any other claims, whether known or unknown, shall forever be satisfied and discharged, without regard to the legal basis or origin thereof.

The terms of this Agreement shall in particular be in full and final satisfaction of all and any claims or rights of action that Mr Burel may have whether arising under the law of the Federal Republic of Germany, or otherwise in any jurisdiction whatsoever, against the Company or any associated company or any of its or their present or former directors, employees or agents in connection with or arising out of his employment, the termination of his employment or any other matter whatsoever. The same applies regarding any claims or rights of action that the Company or any associated company may have against Mr Burel. Mr Burel further agrees to refrain from instituting or continuing before any court or employment tribunal in any jurisdiction any proceedings against the Company and/or any associated company, its or their present or former directors, employees or agents.

The Company and any associated company of the Company in which Mr Burel holds the position of a registered director shall decide about the discharge of Mr Burel regarding his position as registered director of the Company or the respective associated company no later than 31 August 2007. The Company and the respective associated companies certify that on the date of signing of this agreement no circumstances are known by the Company or the respective associated company which conflicts to discharge Mr Burel.

12.	WRITTEN FORM

Changes or additions to this Agreement must be in writing in order to be legally valid. This shall also apply to the cancellation or amendment of this requirement of the written form.

13.	SAVING CLAUSE

If a provision of this Agreement is or becomes invalid in whole or in part, or if a gap is discovered in this Agreement, this does not affect the validity of the remainder of this Agreement. An invalid provision shall be replaced and a gap shall be filled by the reasonable valid provision that comes closest to what the parties would have agreed had they considered this point.

14.	APPLICABLE LAW

This Agreement and all legal disputes arising out of it are governed by the laws of the Federal Republic of Germany.

Atlanta, GA 9 Aug 2007	Paris August 6, 2007

(Place, Date)	(Place, Date)

/s/ Kent J. Hussey	/s/ Rémy E. Burel
Rayovac Europe GmbH	Remy Burel